SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                 SCHEDULE 13G/A
                                (Amendment No. 3)
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                             TTR TECHNOLOGIES, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, par value $0.001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   87305 U102
--------------------------------------------------------------------------------
                                 (CUSIP Number)


--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

      |_| Rule 13d-1 (b)
      |X| Rule 13d-1 (c)
      |_| Rule 13d-1 (d)

----------
      (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 87305 U102                SCHEDULE 13GA             Page 2 of 16 Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Dimensional Partners, L.P.
      I.R.S. #13-5514352
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      State of Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        None
                  --------------------------------------------------------------
                  6     SHARED VOTING POWER
  NUMBER OF
 BENEFICIALLY           3,575,000 SHARES
   OWNED BY       --------------------------------------------------------------
     EACH         7     SOLE DISPOSITIVE POWER
  REPORTING
    PERSON              None
     WITH         --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        3,575,000
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,575,000
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*

                                                                             |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      19.81%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 87305 U102             SCHEDULE 13GA                Page 3 of 16 Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      JDS Asset Management, LLC
      I.R.S. #13-4053441
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      State of Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        None
                  --------------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
    SHARES
 BENEFICIALLY           3,575,000
   OWNED BY       --------------------------------------------------------------
     EACH         7     SOLE DISPOSITIVE POWER
  REPORTING
    PERSON              None
     WITH         --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        3,575,000
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,575,000
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*

                                                                             |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      19.81%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 87305 U102             SCHEDULE 13GA                Page 4 of 16 Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Dimensional Partners, Ltd.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Cayman Islands
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        None
                  --------------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
    SHARES
 BENEFICIALLY           3,575,000
   OWNED BY       --------------------------------------------------------------
     EACH         7     SOLE DISPOSITIVE POWER
  REPORTING
    PERSON              None
     WITH         --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        3,575,000
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,575,000
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*

                                                                             |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      19.81%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 87305 U102                 SCHEDULE 13GA            Page 5 of 16 Pages
--------------------------------------------------------------------------------
1.    NAMES OF REPORTING PERSONS.
      S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      JDS Capital Management, Inc.
      I.R.S #13-3918633
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3.    SEC USE ONLY

--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      State of Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        None
                  --------------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
    SHARES
 BENEFICIALLY           3,575,000
   OWNED BY       --------------------------------------------------------------
     EACH         7     SOLE DISPOSITIVE POWER
  REPORTING
    PERSON              None
     WITH         --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        3,575,000
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,575,000
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*

                                                                             |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      19.81%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 87305 U102                   SCHEDULE 13GA          Page 5 of 16 Pages
--------------------------------------------------------------------------------
1.    NAMES OF REPORTING PERSONS.
      S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      JDS Capital, L.P.
      I.R.S #13-4189233
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3.    SEC USE ONLY

--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      State of Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        None
                  --------------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
    SHARES
 BENEFICIALLY           3,575,000
   OWNED BY       --------------------------------------------------------------
     EACH         7     SOLE DISPOSITIVE POWER
  REPORTING
    PERSON              None
     WITH         --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        3,575,000
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,575,000
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*

                                                                             |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      19.81%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 87305 U102             SCHEDULE 13GA                Page 5 of 16 Pages
--------------------------------------------------------------------------------
1.    NAMES OF REPORTING PERSONS.
      S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      JDS Capital Management, LLC
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3.    SEC USE ONLY

--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      State of Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        None
                  --------------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
    SHARES
 BENEFICIALLY           3,575,000
   OWNED BY       --------------------------------------------------------------
     EACH         7     SOLE DISPOSITIVE POWER
  REPORTING
    PERSON              None
     WITH         --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        3,575,000
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,575,000
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*

                                                                             |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      19.81%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 87305 U102             SCHEDULE 13GA                Page 6 of 16 Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Joseph D. Samberg
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        None
                  --------------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
    SHARES
 BENEFICIALLY           3,575,000
   OWNED BY       --------------------------------------------------------------
     EACH         7     SOLE DISPOSITIVE POWER
  REPORTING
    PERSON              None
     WITH         --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        3,575,000
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,575,000
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*

                                                                             |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      19.81%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

INTRODUCTORY NOTE: This Statement on Schedule 13G/A is a third amendment of the initial filing on Schedule 13G by five of the Reporting Persons (as defined below) pursuant to Rule 13d-1(c) (the "Schedule 13G"). This Schedule 13G/A is filed by (i) Dimensional Partners, L.P., a Delaware limited partnership ("Dimensional I"), (ii) the general partner of Dimensional I, JDS Asset Management, LLC, a Delaware limited liability company ("JDSAM"), (iii) Dimensional Partners, Ltd., a Cayman Islands company ("Dimensional II"), (iv) the investment manager and sub-advisor of Dimensional II, JDS Capital Management, Inc., a Delaware corporation ("JDSCM"), (v) JDS Capital, L.P., a Delaware limited partnership ("JDSCAP"), (vi) the general partner of JDSCAP, JDS Capital Management, LLC, a Delaware limited liability company ("JDSCMLLC"), and
(vii) Joseph D. Samberg, the Managing Member of JDSAM and JDSCMLLC and the President of JDSCM ("Samberg") (collectively, the "Reporting Persons").

Item 1(a)   Name of Issuer

            TTR TECHNOLOGIES, INC.

Item 1(b)   Address of Issuer's Principal Executive Office

            2 HaNagar Street
            Kfar Saba 44425, Israel

Item 2(a)   Name of Person Filing

            Dimensional Partners, L.P.
            JDS Asset Management, LLC
            Dimensional Partners, Ltd.
            JDS Capital Management, Inc.
            JDS Capital L.P.
            JDS Capital Management, LLC
            Joseph D. Samberg

Item 2(b)   Address of Principal Business Office

            Address of principal business office of each of Dimensional I, JDSAM, JDSCM, JDSCAP, JDSCMLLC, and Samberg is: 780 Third Avenue, 45th Floor, New York, NY 10017.

            Address of principal business office of Dimensional II is:
            Corporate Center, West Bay Road, P.O. Box 31106 SMB, Grand Cayman, Cayman Islands.

Item 2(c)   Citizenship

            Dimensional I and JDSCAP are Delaware limited partnerships; JDSAM and JDSCMLLC are Delaware limited liability companies, Dimensional II is a Cayman Islands company, JDSCM is a Delaware corporation, and Samberg is a citizen of the United States.

Item 2(d)   Title of Class of Securities

            Common Stock, par value $0.001 per share

Item 2(e)   CUSIP Number

            87305 U102

Item 3      If this statement is filed pursuant to Rules 13d-1(b) or 13-2(b) or
            (c), check whether the person filing is a:

            (a)   |_| Broker of Dealer registered under Section 15 of the Act

            (b)   |_| Bank as defined in Section 3(a)(6) of the Act

            (c)   |_| Insurance company as defined in Section 3(a)(19) of the
                      Act

            (d)   |_| Investment Company registered under section 8 of the
                      Investment Company Act of 1940

            (e)   |_| An Investment Adviser in accordance with 13-1(b)(1)(ii)(E)

            (f)   |_| An Employee Benefit Plan or Endowment Fund in accordance
                      with 13d-1(b)(1)(ii)(F)

            (g)   |_| A Parent Holding Company or Control Person in accordance
                      with 13d-1(b)(1)(ii)(G)

            (h)   |_| A Savings Association as defined in Section 3(b) of the
                      Federal Deposit Insurance Act

            (i)   |_| A Church Plan that is excluded from the definition of an
                      Investment Company under Section 3(c)(14) of the Investment Company Act of 1940

            (j)   |_| Group, in accordance with 13d-1(b)(1)(ii)(J)

Item 4      Ownership

Item 4(a)   Amount Beneficially Owned:

As of December 31, 2001, in the aggregate, Dimensional I, Dimensional II and JDSCAP beneficially own 3,575,000 shares of Common Stock, including, without limitation, 450,000 shares issuable upon exercise of Class A warrants and 225,000 shares issuable upon exercise of Class B warrants, which Class B warrants would be issued upon the exercise of the Class A warrants.

Of the aforesaid 3,575,000 shares, Dimensional I beneficially owns 959,640 shares of Common Stock, including, without limitation, 90,000 shares issuable upon exercise of the Class A warrants it owns and 45,000 shares issuable upon exercise of Class B warrants, which Class B warrants would be issued to Dimensional I upon its exercise of the Class A warrants it owns.

Of the aforesaid 3,575,000 shares, Dimensional II beneficially owns 1,940,360 shares of Common Stock, including, without limitation, 360,000 shares issuable upon exercise of the Class A warrants it owns and 180,000 shares issuable upon exercise of Class B warrants, which Class B warrants would be issued to Dimensional II upon its exercise of the Class A warrants it owns.

The aforesaid Class A warrants are exercisable at any time at the option of their respective owner until their expiration date. The aforesaid Class B warrants are exercisable (after issuance) at any time at the option of their respective owner until their expiration date.

Of the aforesaid 3,575,000 shares, JDSCAP beneficially owns 675,000 shares of Common Stock.

Dimensional I, Dimensional II, JDSAM (as the general partner of Dimensional I), JDSCM (as the investment manager and sub-advisor of Dimensional II), JDSCAP, JDSCMLLLC and Samberg (as the Managing Member of JDSAM and as the President of JDSCM), may be deemed to be the beneficial owners of the shares and warrants belonging to Dimensional I, Dimensional II and JDSCAP. However, Dimensional II, JDSAM, JDSCM, JDSCAP, JDSCMLLLC and Samberg disclaim beneficial ownership of the shares and warrants belonging to Dimensional I (except for the indirect interest of JDSAM by virtue of being a general partner of Dimensional I and the indirect interest of Samberg by virtue of being a member of JDSAM); Dimensional I, JDSAM, JDSCM, JDSCAP, JDSCMLLLC and Samberg disclaim beneficial ownership of the shares and warrants belonging to Dimensional II; and Dimensional I, Dimensional II, JDSAM, JDSCM, JDSCMLLLC and Samberg disclaim beneficial ownership of the shares belonging to JDSCAP (except for the indirect interest of JDSCMLLC by virtue of being a general partner of JDSCAP and the indirect interest of Samberg by virtue of being a member of JDSCMLLC).

Item 4(b) Percent of Class:

As of December 31, 2001, in the aggregate, Dimensional I, Dimensional II and JDSCAP beneficially own 19.81% of the total outstanding shares of Common Stock, as computed in accordance with Rule 13d-3.d.1.i under the Securities Exchange Act of 1934, as amended.

As of December 31, 2001, Dimensional I beneficially owns 5.48% of the total outstanding shares of Common Stock, as computed in accordance with the aforesaid Rule.

As of December 31, 2001, Dimensional II beneficially owns 10.84% of the total outstanding shares of Common Stock, as computed in accordance with the aforesaid Rule.

As of December 31, 2001, JDSCAP beneficially owns 3.89% of the total outstanding shares of Common Stock, as computed in accordance with the aforesaid Rule.

Dimensional I, Dimensional II, JDSAM (as the general partner of Dimensional I), JDSCM (as the investment manager and sub-advisor of Dimensional II), JDSCAP, JDSCMLLLC (as the general partner of JDSCAP) and Samberg (as the Managing Member of JDSAM and JDSCMLLC and as the President of JDSCM), may be deemed to be the beneficial owners of the shares and warrants belonging to Dimensional I, Dimensional II and JDSCAP, and therefore to each own 19.81% of the total outstanding shares of Common Stock. However, since Dimensional II, JDSAM, JDSCM, JDSCAP, JDSCMLLLC and Samberg disclaim beneficial ownership of the shares and warrants belonging to Dimensional I (except for the indirect interest of JDSAM by virtue of being a general partner of Dimensional I and the indirect interest of Samberg by virtue of being a member of JDSAM), and since Dimensional I, JDSAM, JDSCM, JDSCAP, JDSCMLLLC and Samberg disclaim beneficial ownership of the shares and warrants belonging to Dimensional II, and since Dimensional I, Dimensional II, JDSAM, JDSCM, JDSCMLLLC and Samberg disclaim beneficial ownership of the shares belonging to JDSCAP (except for the indirect interest of JDSCMLLC by virtue of being a general partner of JDSCAP and the indirect interest of Samberg by virtue of being a member of JDSCMLLC), the respective percentage beneficial ownerships of Dimensional I, Dimensional II and JDSCAP in the shares are as stated in the preceding paragraphs in this Item 4(b) and JDSAM, JDSCM, JDSCMLLC and Samberg do not beneficially own any percentage interest in the aforesaid shares.

Item 4(c): Number of Shares as to which each Person filing has:

i.    Sole power to vote or to direct the vote: 0.

ii. Shared power to vote or to direct the vote: 3,575,000. However, (a) since none of JDSCM, Dimensional II, JDSCAP, JDSCMLLLC or Samberg is the general partner of Dimensional I and since, other than Samberg, none of them has an interest in or authority over Dimensional I, only Dimensional I, JDSAM and Samberg have the actual shared power to vote or to direct the vote of 959,640 shares of Common Stock; (b) since none of JDSAM, Dimensional I, JDSCAP or JDSCMLLLC is an officer, director, advisor or sub-advisor of Dimensional II and since none of them has an interest in or authority over Dimensional II, only Dimensional II, JDSCM and Samberg have the actual shared power to vote or to direct the vote of 1,940,360 shares of Common Stock; and (c) since none of Dimensional I, JDSCAM, JDSCM, Dimensional II, or Samberg is the general partner of JDSCAP and since, other than Samberg, none of them has an interest in or authority over JDSCAP, only JDSCAP, JDSCMLLC and Samberg have the actual shared power to vote or to direct the vote of 675,000 shares of Common Stock.

iii.  Sole power to dispose or to direct the disposition of: 0.

iv. Shared power to dispose or to direct the disposition of: 3,575,000. However, (a) since none of JDSCM, Dimensional II, JDSCAP, JDSCMLLLC or Samberg is the general partner of Dimensional I and since, other than Samberg, none of them has an interest in or authority over Dimensional I, only Dimensional I, JDSAM and Samberg have the actual shared power to dispose or to direct the disposition of 959,640 shares of Common Stock;
      (b) since none of JDSAM, Dimensional I, JDSCAP or JDSCMLLLC is an officer, director, advisor or sub-advisor of Dimensional II and since none of them has an interest in or authority over Dimensional II, only Dimensional II, JDSCM and Samberg have the actual shared power to dispose or to direct the disposition of 1,940,360 shares of Common Stock; and (c) since none of Dimensional I, JDSCAM, JDSCM, Dimensional II, or Samberg is the general partner of JDSCAP and since, other than Samberg, none of them has an interest in or authority over JDSCAP, only JDSCAP, JDSCMLLC and Samberg have the actual shared power to dispose or to direct the disposition of 675,000 shares of Common Stock.

Item 5      Ownership of Five Percent or Less of a Class

            Not applicable

Item 6      Ownership of More than Five Percent on Behalf of Another Person

            Not applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding

            Not applicable

Item 8      Identification and Classification of Members of the Group

            Not applicable

Item 9      Notice of Dissolution of Group

            Not applicable

Item 10     Certification

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 7, 2002

                                        DIMENSIONAL PARTNERS, LTD.

                                           By: JDS Capital Management, Inc.,
                                           its investment manager and subadvisor


                                           By: /s/ Joseph D. Samberg
                                              ----------------------------------
                                               Name:  Joseph D. Samberg
                                               Title: President

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 7, 2002

                                        DIMENSIONAL PARTNERS, L.P.

                                          By: JDS Asset Management, LLC,
                                          its general partner


                                           By: /s/ Joseph D. Samberg
                                              ----------------------------------
                                               Name:  Joseph D. Samberg
                                               Title: Managing Member

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 7, 2002

                                            JDS ASSET MANAGEMENT, LLC


                                            By: /s/ Joseph D. Samberg
                                               ---------------------------------
                                               Name:  Joseph D. Samberg
                                               Title: Managing Member

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 7, 2002

                                        JDS CAPITAL MANAGEMENT, INC.


                                        By: /s/ Joseph D. Samberg
                                            ------------------------------------
                                            Name:  Joseph D. Samberg
                                            Title: President

                                   SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 7, 2002

                                        JDS CAPITAL L.P.

                                          By: JDS Capital Management, LLC,
                                          its general partner


                                          By: /s/ Joseph D. Samberg
                                             -----------------------------------
                                             Name:  Joseph D. Samberg
                                             Title: Managing Member

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 7, 2002

                                            JDS CAPITAL MANAGEMENT, LLC


                                            By: /s/ Joseph D. Samberg
                                               ---------------------------------
                                               Name:  Joseph D. Samberg
                                               Title: Managing Member

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 7, 2002


                                               /s/ Joseph D. Samberg
                                               ---------------------------------
                                               Joseph D. Samberg

                             JOINT FILING AGREEMENT

      The undersigned parties hereby agree that the Schedule 13G/A filed herewith relating to the Common Stock of Ambient Corporation is being filed jointly with the Securities and Exchange Commission pursuant to Rule 13d-1(k) on behalf of each such person.

Date: February 7, 2002

                                        DIMENSIONAL PARTNERS, LTD.

                                           By: JDS Capital Management, Inc.,
                                           its investment manager and subadvisor

                                           By: /s/ Joseph D. Samberg
                                             -----------------------------------
                                               Name:  Joseph D. Samberg
                                               Title: President


                                        DIMENSIONAL PARTNERS, L.P.

                                          By: JDS Asset Management, LLC,
                                          its general partner

                                          By: /s/ Joseph D. Samberg
                                             -----------------------------------
                                             Name:  Joseph D. Samberg
                                             Title: Managing Member


                               JDS ASSET MANAGEMENT, LLC

                               By: /s/ Joseph D. Samberg
                                   ---------------------------------------------
                                   Name:  Joseph D. Samberg
                                   Title: Managing Member


                                        JDS CAPITAL MANAGEMENT, INC.

                                        By: /s/ Joseph D. Samberg
                                            ------------------------------------
                                            Name:  Joseph D. Samberg
                                            Title: President


                                        JDS CAPITAL L.P.

                                          By: JDS Capital Management, LLC,
                                          its general partner

                                          By: /s/ Joseph D. Samberg
                                             -----------------------------------
                                             Name:  Joseph D. Samberg
                                             Title: Managing Member


                               JDS CAPITAL MANAGEMENT, LLC

                               By: /s/ Joseph D. Samberg
                                   ---------------------------------------------
                                   Name:  Joseph D. Samberg
                                   Title: Managing Member

                                             /s/ Joseph D. Samberg
                                             -----------------------------------
                                             Joseph D. Samberg


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